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                                                                    EXHIBIT 11.1
                 STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
                  COMPUTATIONS OF NET INCOME PER COMMON SHARE
                                  (UNAUDITED)
                 (Amounts in thousands, except per share data)

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
                                                     Three Months Ended         Nine Months Ended
                                                       September 30,              September 30,
                                                     -----------------          -----------------
                                                      1994       1995            1994       1995
                                                     ------     ------          ------     ------

Primary and fully diluted:

   Weighted average shares outstanding                9,046      9,396           9,046      9,396

   Assumed exercise of Series A and B
     stock options (treasury stock method)               63        187              94        188
                                                     ------     ------          ------     ------
Total common share equivalents                        9,109      9,583           9,140      9,584
                                                     ======     ======          ======     ======

Income before extraordinary item                     $  954     $1,781          $1,189     $4,781
Extraordinary item                                      (85)         -             (85)         -
                                                     ------     ------          ------     ------
Net Income                                           $  869     $1,781          $1,104     $4,781
                                                     ======     ======          ======     ======


Per share amounts -
  Primary and fully diluted:

   Income before extraordinary item                 $ 0.10      $ 0.19          $ 0.13     $ 0.50
   Extraordinary item                                (0.01)          -           (0.01)         -
                                                    ------      ------          ------     ------
Net Income                                          $ 0.09      $ 0.19          $ 0.12     $ 0.50
                                                    ======      ======          ======     ======
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